EXHIBIT 99.1
CESCA THERAPEUTICS REPORTS FOURTH QUARTER AND FULL FISCAL 2014 RESULTS
Company Completes Year of Transformation, Makes Regulatory Advances
 in Clinical Programs
RANCHO CORDOVA – September 29, 2014 – Cesca Therapeutics Inc. (NASDAQ: KOOL), an autologous cell-based regenerative medicine company, today reported financial results for the fourth quarter and year-ended fiscal 2014.
"We have made significant advancements in the development of our cell therapy clinical program during the fourth quarter," said Matthew T. Plavan, Chief Executive Officer of Cesca Therapeutics.  "In anticipation of continuing our clinical trials to treat critical limb ischemia (CLI) and acute myocardial infarction (AMI) in the forthcoming year, we have expanded our team of clinical and scientific professional staff adding substantial experience in vascular, orthopedic and oncological therapy development.  This team has had a single minded focus on the development of our clinical trial design and finalizing our submission to the US Food and Drug Administration (FDA) in the fourth calendar quarter," continued Plavan.
"We are very encouraged by the results of our six month incremental follow-on study for our patients who we treated with our SURGWERKS™-CLI Kit (SURGWERKS-CLI). These patients were diagnosed no-option Rutherford Category 5 and were within a matter of weeks of a major limb amputation but as a result of our cell therapy they were amputation free two years after our procedure was performed," said Ken Harris, President of Cesca Therapeutics. "These types of clinical results give us confidence that our approach to stem cell-based medicine can make a meaningful difference to the lives of our patients, and that conducting clinical trials under the direction of the FDA to gain on-label claims is the most effective way of achieving broad adoption of our cell therapies in the marketplace," said Harris.

Highlights of the fourth quarter of fiscal 2014 include:

Announced incremental six month follow-on results of our Phase Ib feasibility study in Critical Limb Ischemia, confirming a sustainable 82% amputation free survival rate following an extended mean follow-up of 26 months after treatment.


Conducted a pre-submission Investigational Device Exemption (IDE) meeting with the FDA discussing Cesca's proposed pivotal clinical trial design treating no option patients with late stage CLI using our proprietary SURGWERKS-CLI kit.


Met with the Center for Medicare and Medicaid Services (CMS) to discuss reimbursement guidelines for potentially curative cellular therapies. Presented a case study highlighting the potential curative nature of Cesca's SURGWERKS-CLI therapy with the potential benefit of saving costs associated with CLI-related amputations to Medicare estimated to be $25 billion annually.


Announced a renewed and extended master collaboration agreement with Fortis Hospital Memorial Research Institute as their exclusive provider of stem cell therapies. Fortis Healthcare and Cesca Therapeutics will continue to leverage Fortis' hospital network and respective areas of clinical expertise to launch world-class matched and unmatched bone marrow transplants, conduct our Phase I/II clinical trials and create more awareness around the benefits of stem cell therapy across India.


Announced the formation of our Clinical and Scientific Advisory Board (CSAB) which will assist in setting strategic goals for the development and commercialization of our autologous cellular therapies. The Company appointed Dr. Solomon Hamburg of Cedars Sinai and the University of California Los Angeles as the chairman for the hematology/oncology sub-committee of the CSAB.

	Reported revenues of $3.8 million and adjusted EBITDA loss of $2.7 million for the quarter ended June 30, 2014.

Successfully raised net proceeds of approximately $10.1 million by completing a public offering of equity securities.  The Company issued 7.5 million shares of common stock at $1.50 per share, plus 2.3 million cash warrants with a strike price of $1.55.

	Ended the quarter with $14.8 million in cash and cash equivalents.

Fourth Quarter 2014 Financial Results
Net revenues for the quarter ended June 30, 2014 were $3.8 million, compared to $4.1 million for the same period in 2013. The decrease in revenues of $310 thousand was due to lower sales of our AXP® AutoXpress® (AXP) cell processing consumables in Asia as a cord blood customer processing facility delay caused a slowdown in expected orders and we also experienced lower sales of our manual cell processing consumables.  These decreases were partially offset by an increase in sales of our AXP consumables in the United States.
Operating expenses for the quarter ended June 30, 2014 were $4.4 million, compared to $3.5 million for the same period in 2013. The increase in operating expenses of $981 thousand was primarily attributable to the development of our cell therapy clinical program, including costs associated with preparing our IDE application to the FDA for our pivotal clinical trial treating no option patients with late stage CLI using our proprietary SURGWERKS-CLI kit.  Also contributing to the increase in operating expenses were legal costs associated with defending our Res-Q™ 60 (Res-Q) patents.  These costs were partially offset by the absence of legal and advisory fees that were incurred in the prior year quarter associated with consummating the merger with TotipotentRX in February of 2014.
Adjusted EBITDA loss was $2.7 million for the quarter ended June 30, 2014 compared to $1.9 million for the same period in the prior year.  The increase in the adjusted EBITDA loss of $736 thousand was due to lower sales of AXP and manual cell processing consumables, increased legal fees associated with defending our Res-Q patents, and the development and advancement of our cell therapy clinical programs.
Net loss for the quarter ended June 30, 2014 was $2.9 million, compared to $2.4 million for the same prior year period. The net loss increased by $472 thousand due to lower sales in our cord blood product lines and an increase in costs associated with advancing our cell therapy clinical programs in anticipation of launching clinical trials in the forthcoming year treating CLI and AMI.
Full Year Fiscal 2014 Financial Results
Net revenues for the year ended June 30, 2014 were $16 million compared to $18 million for the same period in the prior year. The decrease in operating revenues of $2 million was due to a decline in AXP consumable sales associated with the wind-down of product inventory at a major US-based distributor upon the Company's termination of the distribution agreement.  The Company now sells its AXP cell processing consumables directly to its US-based customers.  Also contributing to the decrease in revenues were lower AXP cell processing consumables sales in our Asian market due to a delay in the construction of a new cord blood processing facility at one of our large Asian customers who is implementing our automated AXP cell processing platform.  Also, other revenues decreased as a result of the sale of our ThermoLine and CryoSeal products lines during the year ended June 30, 2013.

Operating expenses for the year ended June 30, 2014 were $14.9 million compared to $9.4 million for the same period in the prior year. Operating expenses year over year increased $5.5 million. In fiscal 2013, operating expenses were offset by the gain on the sale of our two non-core product lines, the CryoSeal and ThermoLine, accounting for $2.2 million of the $5.5 million year over year increase. The remaining increase in operating expenses of $3.3 million was due to the development and advancement of our clinical therapy programs including labor costs associated with an increase in clinical and scientific personnel, legal and advisory fees to support the preparation of our IDE application with FDA for our forthcoming pivotal trial for our Critical Limb Ischemia Rapid Stem Cell Therapy (CLIRST), engineering costs associated with the development of our MXP and VXP cell processing devices to be used in our forthcoming CLIRST, AMIRST and BMT clinical trials. Operating expenses also increased due to professional and legal fees associated with consummating the merger with TotipotentRX and legal costs incurred to defend our Res-Q patents.
Adjusted EBITDA loss was $7.4 million for the year ended June 30, 2014 compared to $4.0 million for the same period in 2013. The increase in the adjusted EBITDA loss of $3.4 million was due primarily to lower sales in our cord blood product lines, costs associated with advancing our cell therapy clinical programs in anticipation of launching clinical trials in the forthcoming year treating CLI and AMI, and an increase in legal and advisory fees associated with completing the merger with TotipotentRX.
Net loss for the year ended June 30, 2014 was $8.6 million, compared to a net loss of $3.1 million for the same prior year period.
Cesca Therapeutics ended the fourth quarter with $14.8 million in cash compared to $6.9 million at the end of fiscal 2013.  The Company successfully raised net proceeds of $16 million during fiscal 2014 through private and public placements of equity securities. The primary use of these proceeds will be for the development and advancement of the Company's cell therapies clinical pipeline with a focus over the forthcoming year to commence clinical trials treating CLI and AMI.
Non-GAAP Measures
In addition to the results reported in accordance with US GAAP, we also use a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast
Management will hold a conference call today at 1:00pm Pacific (4:00pm Eastern) to review the fourth quarter fiscal 2014 financial results.
Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	"Cesca"

To listen to the audio webcast of the call during or after the event, please visit http://cescatherapeutics.com/investors/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.
To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-307-0088
Conference ID#:	385107

About Cesca Therapeutics Inc.
Cesca Therapeutics Inc. (www.Cescatherapeutics.com) is engaged in the research, development, and commercialization of autologous cell-based therapeutics for use in regenerative medicine. We are a leader in developing and manufacturing automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products. These include:

SURGWERKS™ Platform with VXP System, proprietary stem cell therapy point-of-care device kits and cell processing systems for treating vascular and orthopedic indications that integrate the following indication specific systems:

	Cell harvesting
	Cell processing and selection
	Cell diagnostics
	Cell delivery
	CellWerksTM Platform, a proprietary stem cell laboratory kit for processing target cells used in the treatments of oncological and hematological disorders.

AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.


The MarrowXpress Platform (MXP), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.

	The Res-Q™ 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).
	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 35 countries for cryopreserving and archiving cord blood stem cell units for transplant.
Forward Looking Statement
This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that Cesca Therapeutics Inc. will provide unmatched world-class capability and service to its clients. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Contact:
Cesca Therapeutics Inc.
Website: http://www.cescatherapeutics.com
Contact: Investor Relations
+ 1-646-863-6519, or
ir@cescatherapeutics.com

Financials
Cesca Therapeutics Inc.
Condensed Balance Sheets
(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$14,811	$6,884
Accounts receivable, net	4,693	4,898
Inventories	5,606	4,259
Prepaid expenses and other current assets	217	232

Total current assets	25,327	16,273

Equipment, net	2,298	2,208
Goodwill	13,254	--
Intangible assets, net	21,928	--
Other assets	81	48

	$62,888	$18,529
Current liabilities:
Accounts payable	$3,590	$3,106
Other current liabilities	2,790	2,042

Total current liabilities	6,380	5,148

Noncurrent liabilities	7,810	63

Stockholders' equity	48,698	13,318

	$62,888	$18,529

Cesca Therapeutics Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share data)	2014	2013	2014	2013
Net revenues	$3,838	$4,148	$15,987	$17,963

Cost of revenues	2,667	3,058	10,101	11,598

Gross profit	1,171	1,090	5,886	6,365

Expenses:
Sales and marketing	852	831	2,968	2,955

Research and development	1,069	781	3,468	2,991

General and administration	2,527	1,854	8,490	5,645

Gain on sale of product lines	--	--	--	(2,161)

Total operating expenses	4,448	3,466	14,926	9,430

Interest and other income (expense), net	5	(21)	6	(21)

Net loss before income tax benefits	(3,272)	(2,397)	(9,034)	(3,086)

Deferred income tax benefit	403	--	403	--
Net Loss	$(2,869)	$(2,397)	$(8,631)	$(3,086)
Basic and diluted net loss per common share	$(0.08)	$(0.14)	$(0.36)	$(0.19)

Shares used in computing per share data	35,161,096	16,541,926	24,234,348	16,526,578

Deferred Income Tax Benefit
The deferred income tax benefit of $403 for 2014 is due to certain intangible assets and the related deferred tax liabilities acquired in the merger with TRX.  The recognition of a deferred income tax benefit resulted from netting the deferred tax liabilities against a previously generated, but fully reserved, deferred tax assets.

Cesca Therapeutics Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Twelve Months Ended June 30,
(in thousands)	2014	2013
Cash flows from operating activities:
Net loss	$(8,631)	$(3,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax benefit	(403)	--
Depreciation and amortization	993	538
Stock based compensation expense	679	563
Loss on disposal of equipment	--	25
Impairment of intangible asset	--	164
Gain on sale of product lines	--	(2,161)

Net change in operating assets and liabilities:
Accounts receivable, net	515	(340)
Inventories	(1,279)	795
Prepaid expenses and current assets	64	106
Other assets	(9)	--
Accounts payable	(295)	619
Accrued payroll and related expenses	96	(130)
Deferred revenue	282	(47)
Other liabilities	152	(128)
Net cash used in operating activities	(7,836)	(3,082)

Cash flows from investing activities:
Capital expenditures	(402)	(391)
Cash acquired in acquisition	351	--
Proceeds from sale of product lines	--	2,535
Net cash (used in)/provided by investing activities:	(51)	2,144

Cash flows from financing activities:
Repayment of related party notes payable	(150)	--
Exercise of options and warrants	21	--
Issuance of common stock	16,004	--
Repurchase of common stock	(68)	(57)
Net cash used in financing activities	15,807	(57)

Effects of foreign currency rate changes on cash and cash equivalents	7	--

Net decrease in cash and cash equivalents	7,927	(995)

Cash and cash equivalents at beginning of period	6,884	7,879
Cash and cash equivalents at end of period	$14,811	$6,884

Cesca Therapeutics Inc.
Adjusted EBITDA
(Unaudited)

(in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Loss from operations	$(3,277)	$(2,378)	$(9,040)	$(3,065)

Add (subtract):

Depreciation and amortization	406	138	993	538

Stock-based compensation expense	216	153	679	563

Impairment of intangible assets	--	164	--	164
Gain on sale of product line	--	--	--	(2,161)

Adjusted EBITDA loss	$(2,655)	$(1,923)	$(7,368)	$(3,961)